EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form 10 of our report dated October 14, 2010, relating to our audit of the consolidated financial statements of Covenant Bancshares, Inc. and Subsidiary for the periods from inception (March 12, 2008) to December 31, 2008 and January 1, 2009 to December 31, 2009.

/s/McGladrey & Pullen, LLP
Schaumburg, Illinois
November 12, 2010